CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants we hereby consent to the incorporation by reference in this Form 8-K of our report dated January 22, 1998 (except with respect to the matter discussed in Note 17, as to which the date is February 26,
1998) included in Form 10-K of Halliburton Company for the year ended December 31, 1997.



ARTHUR ANDERSEN LLP

Dallas, Texas
October 23, 1998